First Fidelity Capital, Inc.
Asset Management





May 31, 2000

Private & Confidential

Mr. Greg Laborde
Chief Executive Officer
Origin Investment Group, Inc.
980 North Michigan Avenue
Suite 1400
Chicago, Illinois 60611



Re:  Immediate   Funding   Commitment  for  Origin  Investment  Group,  Inc.  of
     $5,000,000.00 via Structured Equity Funding Line (SEFL) Financing.

Dear Mr. Laborde,

This letter shall confirm that certain investment funds advised exclusively by First Fidelity Capital, In. ("FFC") (the "Funds") are willing to purchase from Origin Investment Group, Inc. (the "Company"), certain of the Company's securities on the terms and subject to the conditions described below. Any such purchase shall be structured as a private placement of such securities under
Section 4 (2) of the Securities Act 1933, as amended (the "Securities Act") and Rule Rules 601-610 of Regulation E of the Securities and Exchange Commission (the "Commission") promulgated thereunder ("Regulation E").

The Company shall enter into a Regulation E Common Stock Private Equity Line Subscription Agreement (the "Subscription Agreement") with the Funds (the "Subscriber"). The Subscription Agreement shall entitle the Company to require the Subscriber to purchase up to $5,000,000.00 of the Company's Common Stock (the "Put" or "Put Right"), from time to time during the period and upon the Company's satisfaction of the conditions under the Subscription Agreement that would allow it to begin exercising its Put Rights. Additionally, the Company's satisfying such conditions shall be a precedent t0 each successive Put.

Commitment:                $5,000,000.00
----------

Commitment Term: One (1) year from the effective date (see below), with one automatic six month extension if at least 20% (i.e. $2,000,000.00) of the Commitment is drawn down during the first six (6) months from the effective date.

Effective Date: The date of which the Company and the Funds have executed and delivered definitive documents evidencing the Commitment and related transactions

Securities: Common Stock, par value $0.001 per share (the "Common Stock")

Use of Proceeds: Working Capital and acquisition purchases commensurate with investment strategies.


Minimum Put Amount:        $100,000.00

Maximum Put Amount: $500,000.00 (Subject always to a limit of 2 times the "Trading Volume" on the trading day immediately preceding delivery of a draw notice). "Trading Volume" shall mean the dollar amount of the average daily trading volume of the Common Stock, calculated based upon the average close bid price and average daily trading volume over the twenty (20) trading days preceding the put date, in each case as reported by Bloomberg, LP, however the initial Put shall be subject to a limit of 4 times the Trading Volume.

Put Date: Any trading day which is at least 15 trading days following the preceding put date; Puts will be effective on the third trading day following put date.

Number of shares of Common Stock issued in respect of any puts: The number of shares of Common Stock issued in respect of any put shall be equal to the dollar amount of such put divided by 80% of the "Market Price" of the Common Stock. The Market Price of the Common Stock shall equal the lowest closing reported bid price of the Common Stock for the five (5) trading days, immediately proceeding the put date.

Commitment Fees; Warrants: On the date of the execution of this Term Sheet, pursuant to a definitive warrant purchase agreement, the Company shall deliver to the Funds an aggregate of 850,000 five year warrants to purchase Common Stock (the Warrant Shares), with an exercise price equal to 80% of the closing bid price of the Common Stock on such date (the "Warrants"). The company shall in addition deliver to the Funds up to a maximum of 650,000 warrants on a pro rata basis in conjunction with their draw downs, exercisable at the close bid price at the date of each draw down (the "Further Warrant Shares"). The Company will also pay to the Funds a commitment fee equal to eight (8%) percent of each Put Amount drawn down by the Company. Said fee is to be paid out of escrow in conjunct9ion with the draw being made available to the Company.

Conditions to exercise of Put: Exercise of Put will be subject to customary precedent, including but not limited to the following:

a) Effectiveness of an Offering Circular filed pursuant to Rule 604 of Regulation E covering resale of the shares of common stock p7urchased by the Funds, as well as the Warrant Shares and Further Warrant Shares;

b)   Accuracy of the Company's Representations and Warranties;

c) Absence of suspensions of trading in or n delisting (or pending delisting) of Common Stock;

d) Receipt of satisfactory legal options (including a "10b-5" opinion as to the Offering Circular and prospectus covering resales);

e) The closing bid price of the Common Stock on the date of the put notice equaling or exceeding the Market Price of the Common Stock;

f) Receipt of an accountant's "comfort letter" or "agreed upon procedures" letter, as appropriate; and

g)   No disputes as to results of periodic due diligence investigations;

h)   Continued trading on the OTC Bulletin Board;

i) Compliance with all Blue Sky laws enable the shares to be issued and resold through a broker in the State of California

Closing procedures: The Company shall deliver certificates for shares of Common Stock purchased pursuant to a put notice within five (5) business days of delivery of the put notice. The Funds shall pay for such shares by wire transfer to a designated account of the Company no later than three (3) business days following the delivery of certificates for shares of Common Stock.

Transfer Agent Instructions: On the Effective Date, the Company shall irrevocably instruct its transfer agent that, for so long as the Offering Circular shall be effective, the transfer agent shall reissue shares of Common Stock without restrictive legend upon appropriate evidence of transfer in compliance with the Securities Act and the rules and regulations of the Commission promulgated thereunder; provided that, for so long as the Offering Circular remains effective, no opinion of counsel shall be required to effect any such transfer.


Liquidated Damages for Failure to Deliver Certificates: If the Company fails to deliver shares of Common Stock within (3) NASDAQ Stock Exchange Trading Days of Delivery of a draw down notice, liquidated damages will accrue in amount equal to $500 per each $100,000 funded for each day that such shares of Common Stock are not delivered up to 10 days, and $1,000 per each $1,00,000 funded for each day that such shares of Common Stock are not delivered in excess of 10 days. Such amounts will accrue and be payable to the Funds upon demand.

Registration Rights: The Company will file with the Commission, within fifteen
(15) days of the Effective Date, an Offering Circular pursuant to Rule 604 of Regulation E ("Offering Circular") to register the resale of the shares of Common Stock purchased by the Funds pursuant to the Commitment and the shares of Common Stock issuable upon exercise of the Warrants. The Company will cause the Offering Circular to become eff3ective within sixty (60) days of the Effective Date. If the Offering Circular is not declar3d effective within such sixty (60) day period, the Commitment will terminate and the Funds will retain the Warrants and non-refundable fee described below.

The Company represents and warrants that the Company is not at present engaged in discussions, and will not be so engaged, with any persons, except the Funds for the placement of any equity financing for the Company via any offerings and the Company will not be permitted to issue any of its equity securities (or instruments convertible into or exercisable for equity securities) in any offerings, except to the Funds managed my them in a period from today's date until the latter of June 15,2001 or upon the total amount of Put draws reaching $5,000,000.00.

If following the declaration of effectiveness of the Offering Circular, the Offering (or any prospects or supplemental prospectus contained therein) shall cease to be effective for any reason (including but not limited to the occurrence of any event that results in any prospectus containing an untrue statement of a material fact or omitting a material fact requir3d to be states therein or necessary in order to make the statement therein, in lights of the circumstances under which they were made, not misleading)(a "Registration Default"), the Company shall immediately take all necessary steps to cause the Offering Circular to be am3nded or supplemented so as to cure such Registration Default. Failure to cure a Registration Default within ten (10) business days shall result in the Company including liquidated damage penalty of $1,000 per day for so long as more than 10,000 shares of Common Stock are held by the Funds.

Should you decide to proceed, we anticipate that the Effective Date will no later than June 15,2000. However, the occurrence of the Effective Date is conditioned upon (a) the execution and delivery of, and performance under, appropriate documentation, all in form and substance acceptable to counsel to the Funds and containing conditions, representations, warranties and agreements customary for transactions of this type, (b) the receipt of all necessary third-party consents (including but not limited to the consent of the Company's bank and other senior lenders, if required), (c) satisfactory completion of due diligence, (d) the absence of any material adverse change in the business, condition (financial or otherwise), earning or prospects of the Company, (e) the lack of any disruption in the market for the Common Stock (including but not limited to a material decrease in the trading price or trading volume of the Common Stock) or the U.S. stock markets as a whole, and (f) the availability of a valid exemption under the securities act regarding the offering and sale of the Common Stock, the issuance of Warrants and shar3es of Common Stock issuable on the exercise of the Warrants.

The Company hereby agrees to cause the Offering Circular to continue to be effe4ctive for a one-year period from the date the Offering Circular is declared effective by the Securities and Exchange Commission.

This indication of interest is highly confidential and is not to be disclosed to anyone without the prior written consent of FFC. Any unauthorized disclosure of this indication of interest shall result in its immediate withdrawal.

Upon execut9ion and delivery of this Term Sheet, the Company will pay to the escrow account of Samuel Krieger, Es., Of Krieger and Prager, 319 Fifth Avenue, New York, NY 10016 (Tel 212 689 3322) for the benefit of FFC a non-refundable fee of $17,500, for all out-of-pocket expenses (including fees and expenses of counsel) in connection herewith. These funds are to be released t FFC either upon signatory of this Term Sheet.

The terms of this letter are expressively agreed by the parties t0o be non-binding, except that, if this letter is signed by both parties. The parties agree to be bond by the confidentiality provisions of the second immediately preceding paragraph.

This offer expires June 10, 2000.

Sincerely,

Mads Ulrich
President & CEO
FIRST FIDELITY CAPITAL, INC., on behalf of the Funds



Acknowledged and Accepted:

First Fidelity Capital, Inc.
By: /s/  Mads Ulrich
Date: 6/8/2000

Acknowledged and Accepted:

Origin Investments, Inc.
By: /s/ Gregory H. Laborde
Date: 6/6/2000